Exhibit 107.1

FEE TABLES FOR FORMS

F-1, F-3, F-4

S-1, S-3, S-4 and S-11

Calculation of Filing Fee Tables

S-3

(Form Type)

BCB Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward (3)

Newly Registered Securities

Fees to Be Paid	—	—	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	Equity	Common, no par value	Rule 457(p)	(1)	(2)

	Equity	Preferred Stock, par value $0.01 per share	Rule 457(p)	(1)	(2)

	Debt	Debt Securities	Rule 457(p)	(1)	(2)

	Other	Warrants	Rule 457(p)	(1)	(2)

	Other	Subscription Rights	Rule 457(p)	(1)	(2)

	Other	Depositary Shares	Rule 457(p)	(1)	(2)

	Other	Purchase Contracts	Rule 457(p)	(1)	(2)

	Other	Purchase Units	Rule 457(p)	(1)	(2)

	Other	Units	Rule 457(p)	(1)	(2)

	Unallocated (Universal) Shelf	—	Rule 457(p)	(1)	(2)	$100,000,000	0.00011020	$11,020	S-3	333-240128	08/03/2020	$7,475

Total Offering Amounts	$100,000,000	$11,020

Total Fees Previously Paid		$7,475 (3)

Total Fee Offsets		—

Net Fee Due		$3,545

(1)

An indeterminate number of securities of each identified class are being registered as may from time to time be offered at indeterminate prices, including an indeterminate number or amount of securities that may be issued upon the conversion, exercise, settlement or exchange of securities offered hereunder, which together shall have an aggregate initial offering price not to exceed $100,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $100,000,000, less the aggregate dollar amount of all securities previously issued hereunder. If any securities are issued in an amount denominated in a foreign currency or composite currency, such amount shall result in an aggregate initial offering price equivalent thereto in United States dollars at the time of initial offering. Separate consideration may or may not be received for securities that are issuable on conversion, exercise, settlement or exchange of convertible or exchangeable securities. The securities registered also include such indeterminate number of shares of common stock, preferred stock and amount of debt securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange, or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.

(3)	All $100,000,000 aggregate amount of securities registered under Registration Statement No. 333-240128 remain unissued, which unissued securities are hereby deregistered.

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